Exhibit 99.1

Diversified Corporate Resources Announces Filing of 10-K for 2003

16 December, 2004

DALLAS, December 16, 2004 / PRNewswire-FirstCall/ -- Diversified Corporate Resources, Inc. (Amex: HIR)

       Diversified Corporate Resources, Inc. (the "Company") has filed, on December 9, 2004, with the Securities and Exchange Commission its Annual Report on Form 10-K for fiscal year ended December 31, 2003. The audited statements included in the 10-K were accompanied by an audit opinion which contains a going concern qualification.

     For 2003, the Company incurred a net loss before income taxes of $3.882 million (or $1.27 per share) compared to $5.971 million (or $2.12 per share) for 2002, with net revenues remaining substantially the same, $50.541 million in 2003 and $51.820 million in 2002. Contributing to the decrease in net loss were a 13% decrease in general and administrative expenses (from $9.693 million in 2002 to $8.451 million in 2003) and a 25% decrease in net interest expense (from $1.550 million in 2002 to $1.169 million in 2003). These decreases are the result of efforts by management to reduce costs.

     As previously reported, the Company appealed the decision rendered on November 4, 2004, by a Listing Qualifications Panel of the American Stock Exchange, which decision affirmed the Staff's recommendation to delist the Company's common stock. This appeal is now pending before the Exchange's Committee on Securities. In the meantime, on November 9, 2004, trading in the common stock was suspended, making it eligible for trading on the "pink sheets." Since such date, very thin, sporadic trading in the common stock on the pink sheets has taken place.

     The Company is making every effort to complete and file the Quarterly Reports on Form 10-Q for the first three quarters of 2004, on or before December 31, 2004. Such filing would cure the noncompliance by the Company with one of the listing standards cited by the Staff as the reason for its recommendation for delisting. In its appeal to the Committee on Securities the Company requested that it be given until December 31, 2004 to file the missing 10-Qs and additional time to cure the noncompliance with the other standard cited by the Staff -- falling below $4.0 million in stockholders' equity -- and not be delisted until such additional time expires. There is no assurance that the Committee on Securities will grant the Company's request.

     Diversified Corporate Resources, Inc. is a national employment services and consulting firm, servicing Fortune 500 and larger regional companies with permanent recruiting and staff augmentation in the fields of Engineering, Information Technology, Healthcare, BioPharm and Finance and Accounting. The Company currently operates a nationwide network of nine regional offices.

     Statements in this Press Release that are not historical facts, including, but not limited to, projections or expectations of future financial or economic performance of the Company, and statements of our plans and objectives for future operations are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and involve a number of risks and uncertainties. No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such "forward-looking" statements. Important factors (the "Cautionary Disclosures") that could result in such differences include: general economic conditions in our markets, including inflation, recession, interest rates and other economic factors; the availability of qualified personnel; our ability to successfully integrate acquisitions or joint ventures with our operations (including the ability to successfully integrate businesses that may be diverse as to their type, geographic area or customer base); the level of competition experienced by us; our ability to implement our business strategies and to manage our growth; the level of development revenues and expenses; the level of litigation expenses, and other factors that affect businesses generally. Subsequent written and oral "forward-looking" statements attributable to us, or persons acting on our behalf, are expressly qualified by the Cautionary Disclosures.

CONTACT: PR Financial Marketing LLC, Houston

Jim Blackman, 713-256-0369

jimblackman@prfinancialmarketing.com

SOURCE: Diversified Corporate Resources, Inc.